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EXHIBIT 10.1

CAMTEK LTD.

2003 SHARE OPTION PLAN

1.         Definitions

      In this Plan, the following terms shall have the meanings set forth below, unless the context clearly indicates to the contrary.

1.1
"Affiliated Company"—means any present or future entity (a) which holds a controlling interest in the Company; (b) in which the Company holds a controlling interest; (c) in which a controlling interest is held by another entity, who also holds a controlling interest in the Company; or  (d) which has been designated an "Affiliated Company" by resolution of the Board.

1.2
"Board"—the Board of Directors of the Company.

1.3
"Companies Law"—the State of Israel's Companies Law, 5759 - 1999, as amended from time to time, and the rules and regulations promulgated thereunder.

1.4
"Company"—Camtek Ltd.

1.5
"Date of Grant"—the date determined by the Board to be the effective date of the grant of Options to a Grantee, or, if the Board has not determined such effective date, the date of the resolution of the Board approving the grant of such Options.

1.6
"Exercise Notice"—as defined in Section 7.5 herein below.

1.7
"Exercise Period"—as defined in Section 7.4 herein below.

1.8
"Exercise Price"—the price to be paid for the exercise of each Option.

1.9
"Exercised Shares"—Shares issued upon the exercise of the Options.

1.10
"Expiration Date"—as defined in Section 7.3 herein below.

1.11
"Grantee"—any person or entity to whom Options are granted.

1.12
"Merger Transaction"—as defined in Section 7.4.2 herein below.

1.13
"Option(s)"—an option(s) granted within the framework of this Plan, which imparts the right to purchase one Share.

1.14
"Option Agreement"—with respect to any Grantee—a written option agreement or other written instrument, executed by and between the Company and the Grantee, which shall set forth the terms and conditions with respect to the Options.

1.15
"Plan"—this 2003 Company's Share Option Plan, as may be amended from time to time by the Board as set forth herein below.

1.16
"Share(s)"—Ordinary Share(s) of the Company, par value of NIS 0.01 each, to which are attached the rights specified in the Company's Articles, as may be amended from time to time.

1.17
"Start Date"—as defined in Section 7.2 herein below.

1.18
"Sub-Plan"—any supplements or sub-plans to the Plan adopted by the Board, applicable to Grantees employed in a certain country or region or subject to the laws of a certain country or region, as deemed by the Board to be necessary or desirable to comply with the laws of such region or country, or to accommodate the tax policy or custom thereof, which, if and to the extent applicable to any particular Grantee, shall constitute an integral part of the Plan.

1.19
"Vested Option(s)"—that portion of the Options which the Grantee is entitled to exercise in accordance with the provisions of Section 7.2 of the Plan or, if inconsistent with the provisions of Section 7.2 of the Plan—the provisions of the Option Agreement of such Grantee.

2.         The Plan

2.1
Purpose—The purpose and intent of the Plan is to advance the interests of the Company by affording to selected employees, officers, directors and consultants of the Company or any Affiliated Company an opportunity to acquire a proprietary interest in the Company or to increase their proprietary interest therein, as applicable, by the grant in their favor of Options, thus providing such Grantee an additional incentive to become, and to remain, employed and/or engaged by the Company or Affiliated Company, as the case may be, and encouraging such Grantee's sense of proprietorship and stimulating his or her active interest in the success of the Company and the Affiliated Company by which such Grantee is employed or engaged.

2.2
Effective Date—Subject to the approval of this Plan by the Company's general meeting, this Plan shall become effective as of September 17, 2003, the date upon which it was adopted by the Board, and shall remain in effect until the earlier of (i) its termination by the Board; or (ii) such date on which all of the Options available for issuance hereunder shall have been granted and exercised; or (iii) the lapse of ten years from September 17, 2003.

3.         Administration

3.1
This Plan and any Sub-Plans shall be administered by the Board. The Board may appoint a committee which, subject to any applicable limitations imposed by the Companies Law, and/or by any other applicable Law, shall have all of the powers of the Board granted herein. Subject to the above, the term "Board" shall, whenever used herein, mean the Board or such appointed committee, as applicable.

3.2
Unless specifically required otherwise under the Companies Law, the Board shall have sole and full discretion and authority, without the need to submit its determinations or actions to the shareholders of the Company for their approval or authorization, to administer the Plan and any Sub-Plans and all actions related thereto, including without limitation the performance, at any time and from time to time, of any and all of the following:

  3.2.1
  the designation of Grantees;

  3.2.2
  the determination of the terms of each grant of Options (which need not be identical), including without limitation the number of Options to be granted in favor of each Grantee and the Exercise Price thereof and the documents to be executed by the grantee;

  3.2.3
  the determination of the applicable tax regimes to which the Options will be subject;

  3.2.4
  the determination of the terms and form of the Option Agreements (which need not be identical), whether a general form or a specific form with respect to a certain Grantee;

  3.2.5
  the modification or amendment of the Exercise Price of Options, including without limitation the reduction thereof and either prior to or following their grant; the repricing of Options or any other action which is or may be treated as repricing under generally accepted accounting principles; the grant to the holder of an outstanding Option, in exchange for such Option, of a new Option having a purchase price equal to, lower than or higher than the Exercise Price provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Board may prescribe.

    3.2.6
    any other action and/or determination deemed by the Board to be required or advisable for the administration of the Plan and/or any Sub-Plan or Option Agreement;

    3.2.7
    the determination of the fair market value of the Shares, and the mechanism of such determination;

    3.2.8
    the interpretation of the Plan, any Sub-Plans, and the Option Agreements; and

    3.2.9
    the adoption of Sub-Plans, including without limitation the determination, if the Board sees fit to so determine, that to the extent any terms of such Sub-Plan are inconsistent with the terms of this Plan, the terms of such Sub-Plan shall prevail.

3.3
The Board may, without shareholder approval, amend, modify (including by adding new terms and rules), and/or cancel or terminate this Plan, any Sub-Plans, and any Options granted under this Plan or any Sub-Plans, any of their terms, and/or any rules, guidelines or policies relating thereto. Notwithstanding the foregoing, (i) material amendments to the Plan or any Sub-Plans (but not the exercise of discretion under the Plan or any Sub-Plans) shall be subject to shareholder approval to the extent so required by applicable law, stock exchange rules or to enable Options to qualify as "incentive stock options" under the US Internal Revenue Code, provided, however, that pursuant to Nasdaq Rule IM 4350-5, the Board is specifically authorized to amend the Plan or any Sub-Plans by extending the period of duration of this Plan or such Sub-Plans; and (ii) no termination or amendment of the Plan or any Sub-Plan shall affect any then outstanding Options unless expressly provided by the Board.

3.4
Unless otherwise determined by the Board, any amendment or modification of this Plan and/or any applicable Sub-Plan and/or Option Agreement shall apply to the relationship between the Grantee and the Company; and such amendment or modification shall be deemed to have been included, ab initio, in the Plan and any such applicable Sub-Plan and/or Option Agreement, and shall have full force and effect with respect to the relationship between the Company and the Grantee.

3.5
Termination of the Plan or any Sub-Plan shall not affect the Board's ability to exercise its powers with respect to Options granted prior to the date of such termination.

4.         Eligibility

  The persons eligible for participation in the Plan as Grantees include employees, officers, directors, consultants of the Company or any Affiliated Company (including persons who are responsible for or contribute to the management, growth or profitability of, or who provide substantial services to, the Company and/or any Affiliated Company), and any person who has been offered employment by the Company or any Affiliated Company, provided that such prospective employee may not receive any payment or exercise any right to an Option until such person has commenced employment with the Company or any Affiliated Company and further provided that any recipient of an Option has provided services (or in the case of a prospective employee is expected to provide services) to the Company or a parent or subsidiary of the Company. The Board, in its sole discretion shall select from time to time the individuals, from among the persons eligible to participate in the Plan, who shall receive Options. In determining the persons in favor of whom Options are to be granted, the number of Options to be granted thereto and the terms of such grants, the Board may take into account the nature of the services rendered by such person, his/her present and future potential contribution to the Company and/or to the Affiliated Company by which he/she is employed or engaged, and such other factors as the Board in its discretion shall deem relevant.

5.         Option Pool

  The total number of Options to be granted pursuant to this Plan shall be 998,800 (nine hundred ninety-eight thousand eight hundred), and the Company has reserved 998,800 (nine hundred ninety-eight thousand eight hundred) authorized but unissued Shares for the purposes of this Plan.

  The Company shall at all times until the expiration or termination of this Plan keep reserved a sufficient number of Shares to meet the requirements of this Plan. Any of such Shares which, as of the expiration or termination of this Plan, remain unissued and not subject to outstanding Options, shall at such time cease to be reserved for the purposes of this Plan.

  Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, such Option may be returned to said pool of Options and may again be granted under this Plan.

6.         Grant of Options

6.1
The Options shall be granted for no consideration.

6.2
Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement.

6.3
Each Grantee shall be required to execute, in addition to the Option Agreement, any and all other documents required by the Company and/or any Affiliated Company, whether before or after the grant of the Options (including without limitation any customary documents and undertakings towards a trustee, if applicable, and/or the tax authorities). Notwithstanding anything to the contrary in this Plan or in any Sub-Plan, no Option shall be deemed granted unless all documents required by the Company and/or any Affiliated Company to be signed by the Grantee prior to or upon the grant of such Option, shall have been duly signed and delivered to the Company or such Affiliated Company.

7.         Terms of Options

  Unless otherwise determined by the Board (which determination shall not require shareholder approval unless so required in order to comply with the provisions of the Companies Law) and provided accordingly in the applicable Option Agreement, such Option Agreement shall set forth, by appropriate language, the number of Options granted thereunder and the substance of all of the following provisions:

7.1
Exercise Price: The Exercise Price for each Grantee shall be as determined by the Board and specified in the applicable Option Agreement; provided, however, that unless otherwise determined by the Board (which determination shall not require shareholder approval unless so required in order to comply with the provisions of the Companies Law), the Exercise Price shall be the fair market value of the Shares on the Date of Grant. Unless otherwise determined by the Board (which determination shall not require shareholder approval unless required in order to comply with the provisions of the Companies Law) and provided accordingly in the applicable Option Agreement, for as long as the Company's shares are traded on Nasdaq, said fair market value shall be as determined by the closing value of the Shares listed on Nasdaq at the closing of the last day of trading prior to the Date of Grant.

  For the removal of any doubt, the Board is authorized (without the need for shareholder approval unless so required in order to comply with the provisions of the Companies Law) to determine that the Exercise Price of an Option is to be $0.00 (zero).

7.2
Vesting: Unless otherwise determined by the Board with respect to any specific Grantee or to any specific grant, (which determination shall not require shareholder approval unless so required in order to comply with the provisions of the Companies Law) and provided accordingly in the applicable Option Agreement, the Options shall vest (become exercisable) according to the following 4-year vesting schedule:

Period of Grantee's Continuous Service from the Start Date:	Portion of Total Option that becomes Vested and Exercisable
Upon the completion of a full 24 (twenty-four) months of continuous Service	50%
Upon the lapse of each full additional month of the Grantee's continuous Service thereafter, until all the Options are vested, i.e. 100% of the grant will be vested after 4 years.	1/48

  For the purposes hereof, the "Start Date" shall mean the Date of Grant, unless otherwise determined by the Board (which determination shall not require shareholder approval unless so required in order to comply with the provisions of the Companies Law) and provided accordingly in the applicable Option Agreement.

  For the purposes of this Section 7.2, the term "Service" means a Grantee's employment or engagement by the Company or an Affiliated Company. A Grantee's Service shall not be deemed terminated or interrupted solely as a result of a change in the capacity in which the Grantee renders Service to the Company or an Affiliated Company (i.e., as an employee, officer, director, consultant, etc.); nor shall it be deemed terminated or interrupted due solely to a change in the identity of the specific entity (out of the Company and its Affiliated Companies) to which the Grantee renders such Service, provided that there is no actual interruption or termination continuous provision by the Grantee of such Service to any of the Company and its Affiliated Companies. Furthermore, a Grantee's Service with the Company or Affiliated Company shall not be deemed terminated or interrupted as a result of any military leave, sick leave, or other bona fide leave of absence taken by the Grantee and approved by the Company or such Affiliated Company by which the Grantee is employed or engaged, as applicable; provided, however, that if any such leave exceeds ninety (90) days, then on the ninety-first (91st) day of such leave the Grantee's Service shall be deemed to have terminated unless the Grantee's right to return to Service with the Company or such Affiliated Company is secured by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or Affiliated Company, as the case may be, or required by law, time spent in a leave of absence shall not be treated as time spent providing Service for the purposes of calculating accrued vesting rights under the vesting schedule of the Options. Without derogating from the aforesaid, the Service of a Grantee to an Affiliated Company shall also be deemed terminated in the event that such Affiliated Company for which the Grantee performs Service ceases to fall within the definition of an "Affiliated Company" under this Plan, effective as of the date said Affiliated Company ceases to be such.

  In all other cases in which any doubt may otherwise arise regarding the termination of a Grantee's Service or the effective date of such termination, the Company, in its discretion, shall determine whether the Grantee's Service has terminated and the effective date of such termination.

7.3
Expiration Date:

  Unless expired earlier pursuant to either Section 7.4 or Section 9 below, unexercised Options shall expire and become null and void upon the lapse of 10 (ten) years from the Date of Grant (the "Expiration Date").

7.4
Exercise Period

    7.4.1
    Each Option shall be exercisable from the date upon which it becomes vested until the Expiration Date of such Option (the "Exercise Period").

    7.4.2
    Notwithstanding anything to the contrary contained in this Plan, in the event of a merger of the Company with or into another corporation, or the sale of all or substantially all the assets or shares of the Company (such merger or sale: a "Merger Transaction"), the surviving or acquiring entity, as the case may be, or its respective parent company or subsidiary (the "Successor Entity") may either assume the Company's rights and obligations under outstanding Options or substitute the outstanding Options, as follows:
(a)	For purposes of this Section 7.4.2, the outstanding Options shall be deemed assumed or substituted by the Successor Entity if, following the consummation of the Merger Transaction, the outstanding Options confer the right to receive, for each share underlying any outstanding Option immediately prior to the consummation of the Merger Transaction, the same consideration (whether shares, cash or other securities or property) to which an existing holder of a Share on the effective date of consummation of the Merger Transaction was entitled; provided, however, that if the consideration to which such existing holder is entitled comprises consideration other than or in addition to securities of the Successor Entity, then the Board may determine, with the consent of the Successor Entity, that the consideration to be received by the Grantees for their outstanding Options will comprise solely securities of the Successor Entity equal in their market value to the per share consideration received by the holders of shares in the Merger Transaction.
(b)
In the event that the Successor Entity neither assumes nor substitutes all of the outstanding Options of a Grantee, then such Grantee shall have a period of 15 days (or if so decided by the Board, such longer period as the Board may determine in its sole discretion) from the date designated by the Company in a written notice given to the Grantee (such date to be no earlier than the date upon which said notice is delivered to the Grantee) to exercise his or her Vested Options.
(c)
All Options, whether vested or not, which are neither assumed or substituted by the Successor Entity, nor exercised by the end of said 15-day period, shall expire effective as of the date of the consummation of the Merger Transaction, whereupon they shall become null and void and shall no longer entitle the Grantee to any right in or towards the Company or the Successor Entity.
7.5
Exercise Notice and Payment:

  Vested Options may be exercised at one time or from time to time during the Exercise Period, by giving a written notice of exercise (an "Exercise Notice") to the Company, at its principal offices, in accordance with such procedures as shall be determined from time to time by the Board and notified in writing to the Grantees.

7.6
Conditions of Issuance

  Notwithstanding any other provision of this Plan, the Company shall have no obligation to issue or deliver Shares under the Plan unless the exercise of the Option and the issuance and delivery of the underlying Shares comply with, and do not result in a breach of, all applicable laws, to the satisfaction of the Company in its sole discretion, and have received, if deemed desirable by the Company, the approval of legal counsel for the Company with respect to such compliance. The Company may further require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with applicable laws.

8.         Transferability

8.1
The Options are not publicly traded.

8.2
Other than by will or laws of descent, neither the Options nor any of the rights in connection therewith shall be assignable, transferable, made subject to attachment, lien or encumbrance of any kind, and the Grantee shall not grant with respect thereto any power of attorney or transfer deed, whether valid immediately or in the future.

8.3
Following the exercise of the Vested Options, the Exercised Shares shall be transferable; provided, however, that Exercised Shares may be subject to applicable securities regulations, lock-up periods, market stand-off provisions, and such other conditions and restrictions as may be included in the Company's Articles, the Plan, any applicable Sub-Plan, the applicable Option Agreement, and/or any conditions and restrictions included in the Company's Securities Law Compliance Manual, all as determined by the Board in its discretion. Upon request by the Company, a Grantee shall execute any agreement or document evidencing such transfer restrictions prior to the receipt of Exercised Shares hereunder.

8.4
In the event that holders holding, in the aggregate, a controlling interest in the Company ("Selling Shareholders") elect to sell all or substantially all of their shares in the Company either to a third party or to one shareholder of the Company, then, if so requested by the purchaser, the Grantee shall be obligated to join the sale and sell all of his/her Shares (and if so requested, also his/her unexpired Vested Options), all under the same terms under which the Selling Shareholders have agreed to sell their shares (provided that with respect to Vested Options, the Exercise Price shall be deducted from the purchase price paid for the shares in such transaction) and in accordance with the provisions of the Articles of the Company.

8.5
No transfer of a Vested Option by the Grantee by will or by the laws of descent shall be effective against the Company, unless and until: (a) the Company shall have been furnished with written notice thereof, accompanied by an authenticated copy of probate of a will together with the will or inheritance order and/or such other evidence as the Board may deem necessary to establish the validity of the transfer; and (b) the contemplated transferee shall have confirmed to the Company in writing its acceptance of the terms and conditions of the Plan and of any applicable Sub-Plan and Option Agreement with respect to the Vested Options being transferred, to the satisfaction of the Board.

9.         Termination of Options

9.1
Upon the termination of a Grantee's Service for any reason whatsoever, any Options granted in favor of such Grantee which are not Vested Options, shall immediately expire and terminate and become null and void.

9.2
Additionally, in the event of the termination of a Grantee's Service for Cause (as defined below), all of such Grantee's Vested Options shall also, upon such termination for Cause, immediately expire and terminate and become null and void.

  For the purposes of this Section 9, "Cause" shall mean (a) the conviction of the Grantee for any felony involving moral turpitude or affecting the Company or any Affiliated Company; (b) the embezzlement of funds of the Company or any Affiliated Company; (c) any breach of the

  Grantee's fiduciary duties or duties of care towards the Company or any Affiliated Company (including without limitation any disclosure of confidential information of the Company or any Affiliated Company or any breach of a non-competition undertaking); (d) any conduct in bad faith reasonably determined by the Board to be materially detrimental to the Company or, with respect to any Affiliated Company, reasonably determined by the Board of Directors of such Affiliated Company to be materially detrimental to either the Company or such Affiliated Company; or (e) any other event classified under any applicable agreement between the Grantee and the Company or the Affiliated Company, as applicable, as a "cause" for termination or by other language of similar substance.

9.3
Unless otherwise determined by the Board, following termination of Grantee's Service other than for Cause, the Expiration Date of such Grantee's Vested Options shall be deemed the earlier of: (a) the Expiration Date of such Vested Options as was in effect immediately prior to such termination; or (b) 3 (three) calendar months following the date of such termination or, if such termination is the result of death or disability of the Grantee, 12 (twelve) calendar months from the date of such termination.

9.4
Notwithstanding anything to the contrary herein, upon the issuance of a court order declaring the bankruptcy of a Grantee, or the appointment of a receiver or a provisional receiver for a Grantee, or over the Grantee's assets, or any material part thereof, or upon making a general assignment for the benefit of his creditors, any outstanding Options issued in favor of such Grantee (whether vested or not) shall immediately expire and terminate and become null and void, and shall entitle neither the Grantee nor the Grantee's receiver, successors, creditors or assignees to any right in or towards the Company in connection with the same, and all interests and rights of the Grantee or the Grantee's receiver, successors, creditors or assignees in and to the same, if any, shall expire.

10.       Rights as Shareholder

  It is hereby clarified that a Grantee shall not, by virtue of this Plan, any applicable Sub-Plan, the applicable Option Agreement or any Option granted to the Grantee, have any of the rights of a shareholder with respect to Shares underlying the Options, until the Options have been exercised and the Exercised Shares registered in the Grantee's name.

11.       Liquidation

  In the event that the Company is liquidated or dissolved while unexercised Options remain outstanding under the Plan, then all or part of such outstanding Options may be exercised in full by the Grantees as of immediately prior to the effective date of such liquidation or dissolution of the Company, without regard to the vesting terms thereof.

12.       Adjustments

  The number of Shares underlying each outstanding Option, together with those Shares otherwise reserved for the purposes of this Plan as provided in Section 5 above, shall be proportionately adjusted for any increase or decrease in the number of Shares resulting from a reorganization of the share capital of the Company by a stock split, reverse stock split, combination or reclassification of the shares, as well as for a distribution of bonus shares. Such adjustment shall be made by the Board, whose determination in this matter shall be final, binding and conclusive.

  All provisions applying to the Exercised Shares shall apply to all Shares received as a result of an adjustment as described above.

13.       No Interference

  Neither the Plan nor any applicable Sub-Planor Option Agreement shall affect, in any way, the rights or powers of the Company or its shareholders to make or to authorize any sale, transfer or change whatsoever in all or any part of the Company's assets, obligations or business, or any other business, commercial or corporate act or proceeding, whether of a similar character or otherwise; any adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or business; any merger or consolidation of the Company; any issue of bonds, debentures, or shares; or the dissolution or liquidation of the Company; and none of the above acts or authorizations shall entitle the Grantee to any right or remedy, including without limitation any right of compensation for dilution resulting from any issuance of shares or of any other securities in the Company to any person or entity whatsoever.

14.       No Employment/Engagement/Continuance of Service Obligations

  Nothing in the Plan, in any applicable Sub-Plan or Option Agreements, or in any Option granted hereunder shall be construed as guaranteeing the Grantee's continuous employment, engagement or service with the Company or any Affiliated Company, and no obligation of the Company or any Affiliated Company as to the length of the Grantee's employment, engagement or service or as to any other term of employment, engagement or service shall be implied by the same. The Company and its Affiliated Companies reserve the right to terminate the employment, engagement or service of any Grantee pursuant to such Grantee's terms of employment, engagement or service and any law.

15.       No Representation

  The Company does not and shall not, through this Plan or any applicable Sub-Plan or Option Agreement, make any representation towards any Grantee with respect to the Company, its business, its value or either its shares in general or the Exercised Shares in particular.

  Each Grantee, upon entering into the applicable Option Agreement, shall represent and warrant toward the Company that his consent to the grant of the Options issued in his/her favor and the exercise (if so exercised) thereof, neither is nor shall be made, in any respect, upon the basis of any representation or warranty made by the Company or by any of its directors, officers, shareholders or employees, and is and shall be made based only upon his/her examination and expectations of the Company, on an "as is" basis. Each Grantee shall waive any claim whatsoever of "non-conformity" of any kind, and any other cause of action or claim of any kind with respect to the Options and/or their underlying Shares.

16.       Tax Consequences

  All tax consequences arising from the grant or exercise of any Option, the payment for or the transfer of the Exercised Shares to the Grantee, or from any other event or act (of the Company, any Affiliated Company, the trustee, if applicable, or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and the trustee, if applicable, and hold them harmless from and against any and all liability for any such tax or interest or penalty thereon, including without limitation liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee, unless said liability is a result of default by the Company. The Company, any Affiliated Company and the trustee, if applicable, may withhold from any payment to be made to the Grantee the amount of the tax and/or other mandatory payment the withholding of which is required with respect to the Options and/or the Exercised Shares under any applicable law. The Company or an Affiliated Company may require the Grantee, through payroll withholding, cash payment or otherwise, to make adequate provision for any such tax withholding obligations of the Company, Affiliated Company or trustee, if applicable, arising in connection with the Options or the Exercised Shares.

17.       Non-Exclusivity of the Plan

  The adoption by the Board of this Plan and any Sub-Plans shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements, or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation the grant of options for shares in the Company otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

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CAMTEK LTD. 2003 SHARE OPTION PLAN